Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Gadsden Roseville, LLC

Dated as of January 14, 2019

THE LIMITED LIABILITY COMPANY INTERESTS COVERED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

LIMITED LIABILITY COMPANY AGREEMENT

OF

Gadsden Roseville, LLC

A Delaware Limited Liability Company

Table of Contents

I.	THE COMPANY; PURPOSES; TERM; TITLE TO PROPERTY	1
1.1	Status of Entity	1
1.2	Formation; Name; Office	2
1.3	Purposes. The purposes for which the Company has been formed are:	2
1.4	Duration	2
1.5	Registered Office; Registered Agent	2
1.6	Partnership Status	3
1.7	Maintenance	3
1.8	Title to Property of the Company	3
1.9	Debts, Obligations and Liabilities of the Company	3

II.	UNITS; NON-CERTIFICATION OF UNITS; CAPITAL CONTRIBUTIONS	3
2.1	Units	3
2.2	Non-Certification	4
2.3	Capital Contributions Generally	5
2.4	Withdrawal of Capital	5
2.5	Loans from Members	5

III.	MANAGEMENT	5
3.1	Management of Company	5
3.2	Authority of Managers	8
3.3	Other Business Interests	8
3.4	Committees	8
3.5	Officers	8
3.6	Change in Management	8

IV.	TRANSFERS; TRANSFER RESTRICTIONS; PREEMPTIVE RIGHTS	9
4.1	General Restriction	9
4.2	Further Limitations on Transfers of Units	9
4.3	Effect of Transfer	10
4.4	Indemnity by Member for an Invalid Transfer	10
4.5	Special Provisions Regarding the Series A Preferred Units	10

V.	ACCOUNTING PROVISIONS	10
5.1	Reference to Schedule B	10

VI. ADMISSION OF NEW MEMBERS		10
6.1	New Members	10

VII.	ISSUANCE OF UNITS	11
7.1	Authority to Issue New or Additional Units	11

VIII.	DISTRIBUTIONS; ALLOCATIONS	11
8.1	Distributions of Net Cash Flow	11
8.2	Tax Withholding	12
8.3	No Return of Distributions	12
8.4	No Right to Distributions in Kind	12
8.5	Restrictions on Distributions	12
8.6	Reference to Schedule C	13

IX.	LIQUIDATION; TERMINATION OF THE COMPANY	13
9.1	Termination of the Company	13
9.2	Liquidation; Winding-Up	14
9.3	Statements on Termination	14
9.4	Priority on Liquidation	14
9.5	Reserves	15
9.6	Survival of Liabilities and Obligations	15
9.7	Sale of Non-Cash Assets	15
9.8	Mergers; Other Business Combinations	15
9.9	Certificate of Cancellation	16

X.	INDEMNIFICATION	16
10.1	Exculpation	16
10.2	Claims	17
10.3	Procedure	17
10.4	Expenses	18
10.5	Insurance	18
10.6	Limitations on Indemnification	18
10.7	Non-Exclusive Provision	18
10.8	Future Laws	18
10.9	Survival	18

XI.	REPRESENTATIONS AND WARRANTIES	19
11.1	Reference to Schedule D	19
11.2	Indemnity for Misrepresentation	19

XII.	MISCELLANEOUS PROVISIONS	19
12.1	Notices	19
12.2	Fees and Expenses	20
12.3	No Waiver	20
12.4	Severability	20
12.5	Governing Law	20
12.6	Jurisdiction	20
12.7	Service of Process	21
12.8	WAIVER OF JURY TRIAL	21
12.9	Specific Performance	21
12.10	Remedies	21
12.11	No Right to Partition	22
12.12	Third Party Beneficiaries	22
12.13	Headings and Captions	22

- ii -

12.14	Certain Rules of Interpretation	22
12.15	Counterparts; Signatures	22
12.16	Computation of Time	22
12.17	Amendments	22
12.18	Entire Agreement	23

- iii -

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Gadsden Roseville, LLC

A Delaware Limited Liability Company

Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Gadsden Roseville, LLC, dated as of January 14, 2019 (the “Effective Date”) among Gadsden Roseville, LLC, a Delaware limited liability company (the “Company”), Gadsden Realty Investments I, LLC (the “Common Member”), and FC Global Realty Incorporated, a Nevada corporation (“FC Global” or the “Series A Preferred Member”). The Common Member and the Series A Preferred Member are also alternatively referred to herein, collectively as “Members” and, individually as a “Member”. Certain capitalized terms used in this Agreement are defined in Schedule A annexed hereto.

W I T N E S S E T H:

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”) by the filing of the Company’s certificate of formation (the “Certificate”) on June 16, 2017, and amended on June 15, 2018;

WHEREAS, previously, the Common Member entered into a Limited Liability Operating Agreement of the Company (the “Original Agreement”);

WHEREAS, the Company is the sole owner of the real property described in Exhibit I, attached hereto (the “Roseville Parcel”);

WHEREAS, the sole purpose of the Company is to have acquired the Roseville Parcel and to hold and manage such asset, develop such asset and then sell or otherwise monetize such asset;

WHEREAS, on the Effective Date the Series A Preferred Member has made a capital contribution to the Company which will be loaned as an intercompany loan to an Affiliate of the Common Member and the Series A Preferred Member has been admitted as a member in the Company;

NOW, THEREFORE, in consideration of the foregoing premises, the agreements, representations and warranties, covenants and obligations hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Agreement in its entirety as follows:

I.              the company; PURPOSES; TERM; TITLE TO PROPERTY

1.1           Status of Entity.

The Members hereby determine that the Company shall exist as a limited liability company under the Act upon the terms and conditions set forth in this Agreement. During the existence of the Company, the rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement.

1.2           Formation; Name; Office.

(a)            The Company has been formed pursuant to the Act under the name “Gadsden Paradise, LLC” and has changed its name on June 15, 2018 to “Gadsden Roseville, LLC”. All business of the Company shall continue to be conducted in such name or such other name as the Managers shall hereafter determine from time to time. The Company shall maintain a mailing address at c/o Gadsden Growth Properties, Inc., 15150 N. Hayden Road, Suite 220, Scottsdale, AZ 85260 or at such other place or places as the Managers may from time to time designate.

(b)           The limited liability company agreement of the Company immediately prior to the Effective Date provided that the sole member of the Company is the Common Member and that the Company is a “disregarded entity” under the Code.

(c)            The Common Member, being the only member in the Company immediately prior to the Effective Date and the Company agree that the limited liability company agreement of the Company is amended, effective the Effective Date, to read in its entirety as provided in this Agreement

1.3           Purposes. The purposes for which the Company has been formed are:

(a)           to acquire, invest, own, hold and dispose of equity interests in the Roseville Parcel and to manage the Company’s investment in the Roseville Parcel, including any development, financing, refinancing, sale, lease or other monetization or alienation of rights in, to or under the Roseville Parcel (the “Business”)

(b)           to exercise all powers enumerated in the Act and perform all acts which may be necessary, convenient or incident to the foregoing; and

(c)           to engage in such other activities and exercise such powers as are incidental to, or connected with, the foregoing purposes or necessary to accomplish the foregoing to the extent permitted to limited liability companies under the Act.

1.4           Duration.

The term of existence of the Company commenced on the date of the filing of the Certificate with the Office of the Secretary of State of Delaware and shall continue until the Company is dissolved and its affairs wound up in accordance with the terms and conditions of this Agreement and the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

1.5           Registered Office; Registered Agent.

The registered office of the Company and the name and address of the registered agent of the Company for service of process on the Company are as set forth in the Certificate. The registered office and registered agent of the Company may be changed from time to time by the Managers. Any such change shall be made in accordance with the Act. If the registered agent of the Company shall ever resign, then the Managers shall promptly appoint a successor registered agent.

1.6           Partnership Status.

The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes to the extent such treatment is available and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith. Notwithstanding the foregoing, the Members do not intend to (i) form a general or limited partnership under Delaware law or any other state law and (ii) be partners with one another.

1.7           Maintenance.

The Managers shall cause to be filed promptly all certificates, amendments or other instruments as required by law to maintain the subsistence or good standing of the Company as a limited liability company in all jurisdictions in which it conducts business.

1.8           Title to Property of the Company.

Legal title to all assets, rights and property, whether real, personal or mixed, owned by or leased to the Company shall be held in the name of the Company, or in the name of such nominee as the Managers shall designate.

1.9           Debts, Obligations and Liabilities of the Company.

All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

II.            UNits; NON-CERTIFICATION OF UNITS; CAPITAL CONTRIBUTIONS

2.1           Units.

(a)           From and after the Effective Date, the limited liability company interests in the Company shall consist of common membership units (“Common Units”) and preferred membership units (“Series A Preferred Units”; and together with the Common Units, and any other units of limited liability company interests authorized under Article VII, “Units”). The Company has agreed to issue hereby to the Common Member the Common Units set forth on the Common Member’s signature page by converting all limited liability company interests in the Company immediately prior to the Effective Date to such Common Units, and to the Series A Preferred Member the Series A Preferred Units listed on the Series A Preferred Member’ signature page(s) hereto.

(b)           On or prior to the Effective Date, each of the Members has made the capital contribution(s) (“Capital Contributions”) set forth in the books and records of the Company.

(c)           On the Effective Date, the sole members of the Company are the Members set forth in the Schedule of Members to be maintained by the Company at its principal executive offices (the “Schedule of Members”). The Schedule of Members is attached hereto and will be supplemented by the Managers as required from time to time.

(d)           The Company shall use the amount of the Capital Contributions made by the Series A Preferred Member to make a loan to Gadsden Growth Properties, Inc. which shall bear interest at the applicable federal interest rate, short term and be paid on or prior to the date that is 2 years after the date of such loan or at such other time as determined by the Managers.

(e)           Except as otherwise agreed by a Member, no Member shall have the obligation to contribute or make any additional Capital Contribution to the Company.

2.2           Non-Certification.

(a)          Units shall be issued in non-certificated form, provided that the Managers may cause the Company to issue a certificate to a Member representing the Units held by such Member. If any such certificate is issued, then the certificate shall bear legends substantially in the following form:

This certificate evidences limited liability company interests representing an interest in Gadsden Roseville, LLC, a Delaware limited liability company, and shall be a security within the meaning of Article 8 of the Delaware Uniform Commercial Code.

The interest in Gadsden Roseville, LLC, a Delaware limited liability company, represented by this certificate is subject to restrictions on transfer set forth in that certain Limited Liability Company Agreement of Gadsden Roseville, LLC.

The limited liability company interests evidenced by this certificate have not been registered under the United States Securities Act of 1933, as amended, or under any other applicable securities laws. Such interests may not be sold, assigned, pledged or otherwise disposed of at any time without effective registration under such act and laws or exemption therefrom, and compliance with the other substantial restrictions on transferability set forth herein.

(b)           The Company hereby irrevocably elects that all Units will be deemed to be “securities” within the meaning of Section 8-102(a)(15) and as provided by Section 8-103(c) of the Uniform Commercial Code as in effect from time to time in the State of Delaware or analogous provisions in the Uniform Commercial Code in effect in any other jurisdiction.

2.3           Capital Contributions Generally.

(a)           A Capital Account shall be established for each Member on the books of the Company, which shall be maintained in accordance with the definition of the term Capital Account set forth on Schedule C annexed hereto.

(b)           Except as otherwise expressly provided in this Agreement, a Member shall not be entitled to the return of any portion of its aggregate capital contribution to the Company. No interest shall accrue on any capital contribution made (whether before or after the Effective Date) by a Member to the capital of the Company.

(c)           Except as otherwise expressly provided in this Agreement or required by the Act (or other applicable law), no Member shall have any liability in excess of the amount of its aggregate capital contribution to the Company.

(d)           No Member shall be required under any circumstance to restore any negative balance in its Capital Account.

(e)           No Member or any Related Party or Affiliate of such Member shall be personally liable for the return of the capital contributions of any other Member, or any portion thereof; it being expressly understood that any such return shall be made solely from the Company’s assets.

2.4           Withdrawal of Capital.

No Member shall have the right to withdraw all or any part of such Member’s capital contributions prior to the liquidation and termination of the Company pursuant to Article IX.

2.5           Loans from Members.

No Member shall be required to lend money to the Company. Any loan made by a Member to the Company shall be on such terms and conditions as shall be determined by such Member and the Managers. Loans by Members to the Company shall not be considered capital contributions. If any Member shall loan funds to the Company, then the making of such loan shall not result in any increase in the Capital Account balance of such Member. The amount of any such loan shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loan is made.

III.       MANAGEMENT

3.1           Management of Company.

(a)           Management.

(i)           All management powers over the business and affairs of the Company shall be vested in the managers of the Company who shall be designated by the Common Member and the Series A Preferred Member, each being entitled to appoint one individual to serve as a manager of the Company (such individuals acting in such capacity being the “Managers”). No Member who is not also a Manager or a person designated by the Managers shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. The Managers may determine from time to time, in their sole discretion, to delegate all or any portion of its authority to any person, including without limitation, to any officer of the Company.

(ii)          The initial Persons so designated as Managers are: (A) by the Common Member: John Hartman; and (B) by the Series A Preferred Member: Michael Stewart.

(iii)          If there is more than one Manager, then except as otherwise provided in this Agreement, including Section 3.1(e), all decisions by the Managers shall be required to be approved and authorized by the majority of all of the Managers, which, for the avoidance of doubt, in the case where there are two (2) Managers unanimous consent is required. Except as may from time to time be approved and authorized by the Managers, the meetings of the Managers shall be in accordance with the customary procedures of the board of directors of a Delaware corporation, provided, that

(1)          a consent signed by a majority of the Managers that are then in office shall as effective if taken by the Managers at a duly constituted meeting of the Managers;

(2)          a special meeting of the Managers may be called by any of the Managers upon notice to the other Managers that are then in office that is delivered at least one Business Day prior to the date of such meeting; and

(3)          any notice may be delivered by one Manager to another by electronic mail that is duly addressed to the email address that is used by such Manager for the business purposes.

(iv)         Notwithstanding any provision of this Agreement to the Contrary, each member that has the right to appoint a Manager under this Agreement, shall have the right to remove any Person that is a Manager and replace such Person with a successor designated by such Member.

(b)           Powers of the Managers. In addition to the powers that can now or hereafter be granted to the Managers(s) of a limited liability company under the Act and to all other powers granted under any other provision of this Agreement, the Managers shall have full power and authority to carry out and perform all legal acts on such terms as the Managers shall, in its sole discretion, deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company, including, without limitation:

(i)           negotiating, entering into, delivering and/or terminating, agreements and contracts, instruments or documents of any nature with third parties, and giving releases and discharges with respect to the foregoing;

(ii)          instituting, defending and/or settling on such terms and conditions as the Managers deems appropriate any and all litigation or arbitration involving the Company, its assets, properties, rights or obligations;

(iii)         maintaining records and accounts of operations and expenditures and furnishing the Members with the reports required under the Agreement;

(iv)         selling, leasing, exchanging or otherwise disposing of assets or property of the Company, including without limitation, the Roseville Parcel, it being acknowledged and agreed by the Members that none of such transactions shall be construed as the sale of all or substantially all of the assets of the Company and any such transactions shall not require any further approvals or consents by the Members;

(v)          making of tax, regulatory or other required filings or reports and acting as the tax matters partner in relation therewith;

(vi)        distributing cash or other property to the Members;

(vii)        authorizing of the taking of any and all actions, votes or consents with respect to the shares, membership interests, securities, debts or other interests held by the Company in any entity;

(viii)       entering into contract or other agreement to do any of the foregoing.

(c)           Approval of, or action taken by, the Managers in accordance with the terms and conditions of this Agreement shall constitute approval of, or action by, the Company and shall bind the Company and all of the Members.

(d)           The Managers may cause the Company to enter into any agreement with any Affiliate of the Managers or any Member or their respective Affiliates if in the reasonable judgment of the Managers such agreement is on terms and conditions that are not less favorable to the Company than the terms and conditions that would reasonably expected to be included in a similar agreement with a counter-party that is not an Affiliate of the Managers, a Member or any of their respective Affiliates.

(e)           Notwithstanding any provision of this Agreement to the contrary, for so long as the Series A Preferred Member has not received distributions under Section 8.1(a)(2) that is equal to the aggregate Capital Contributions of the Series A Preferred Member, then without the prior written consent of the Series A Preferred Member, which may be withheld in its sole discretion:

(i)           There shall not be more than two Managers;

(ii)          All decisions by the Managers must be made by the unanimous consent or vote of the Managers;

(iii)         In the event that the Manager appointed by the Series A Preferred Member is removed or is no longer a Manager for any reason, then no decision by the Managers may be made until such Manager’s successor is appointed by the Series A Preferred Member.

3.2           Authority of Managers.

Any Person dealing with the Company may rely upon a certificate signed by the Managers as to:

(i)           the identity of the Managers;

(ii)          the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managers;

(iii)         the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company;

(iv)         the authenticity of any copy of the Certificate, this Agreement or any other document relating to the Business, or any amendment to any of the foregoing; and

(v)          any other matter relating to the Business.

3.3           Other Business Interests.

Each Member and each of the Managers may, directly or indirectly, engage in any other business or venture, including without limitation, any business or venture that competes with the Business, and neither the Company nor any Member or Managers shall have any right in any such business or venture or the profits or distributions derived thereform.

3.4           Committees.

The Managers may designate from time to time one or more committees (each, a “Committee”). Each Committee shall be composed of such number of individuals as the Managers may determine from time to time. Any such Committee, to the extent provided by the Managers and by applicable law, shall have and may exercise all the power and authority of the Managers.

3.5           Officers.

The Managers may from time to time appoint such officers of the Company as it may deem necessary or desirable. Any such officer shall have the power and authority delegated by the Managers and, if such power and authority is not provided expressly, shall have the power and authority customarily accorded to an individual with such officer title so granted to such individual under Delaware corporate law.

3.6           Change in Management.

Notwithstanding any of the provisions to this Agreement to the contrary, from and after the date that the aggregate amount of distributions under Section 8.1(a)(2) equal to the aggregate Capital Contributions made by the Series A Preferred Member, then the right of the Series A Preferred Member to appoint a Manager shall cease and any such Manager shall be removed without cause.

IV.           TRANSFERS; TRANSFER RESTRICTIONS; PREEMPTIVE RIGHTS

4.1           General Restriction.

(a)           Except (i) as otherwise provided for in this Article IV or (ii) approved by the Managers, no Member may make or otherwise effectuate a Transfer of, or create, incur, suffer or assume any Encumbrance with respect to, (I) its Units or (II) the economic right to receive distributions (in whole or in part) pursuant to this Agreement on account of such Units.

(b)           Notwithstanding the provisions of Section 4.1(a), each Member may Transfer the Units of such Member, in whole or in part, by distribution, gift, will or the laws of descent and distribution to any Family Group Member of such Member and each Member may transfer, assign or change any equity interests (direct or indirect) in such Member.

4.2           Further Limitations on Transfers of Units.

In addition to the other terms and conditions contained in this Agreement, each Transfer of Units or the economic right to receive distributions pursuant to this Agreement on account thereof shall be subject to the following:

(a)           In no event may such Transfer be made or otherwise effectuated if the Transfer would result in (i) a violation of the Securities Act, or any applicable securities or “Blue Sky” law of any state or other jurisdiction or (ii) the dissolution of the Company pursuant to the Act. In making any determination under this Section 4.2, the Managers may require the transferee to furnish, at such transferee’s cost and expense, an opinion of counsel passing on the matters covered by this Section 4.2, with such counsel and such opinion each being reasonably acceptable to the Managers.

(b)           In no event may a Transfer of Units be made or otherwise effectuated to (and no substitute Member shall be admitted to the Company who is) an individual below the age of eighteen (18) years (or the local age of majority, if higher) or an individual who has been adjudged to be insane or incompetent (if such individual will directly own the Units being Transferred, in contrast to a trust or other custodial account for the benefit of such individual).

(c)           In no event may a Transfer of Units be made or otherwise effectuated to a Person with which citizens of the United States are prohibited from transacting business by law, regulation or decree of the United States or which are in violation of Executive Order 13224 issued by the President of the United States, the USA Patriot Act, and any other present and future federal, state, local laws, ordinances, regulations, policies, lists, and other requirements of any Governmental Authority addressing or in any way relating to terrorists acts and acts of war.

(d)           No Person to whom Units have been Transferred in accordance with this Article IV shall be admitted as a Member unless and until such Person shall have (i) expressly agreed in an agreement (the “Joinder Agreement”), in form and substance reasonably satisfactory to the Managers, to be bound by the terms and conditions of this Agreement and to assume and perform all applicable obligations contained herein; (ii) executed and delivered such other agreements and instruments as the Managers may deem reasonably necessary or desirable to make or otherwise effectuate such Transfer; and (iii) paid all reasonable expenses and legal fees relating to such Transfer.

4.3           Effect of Transfer.

No Transfer of (i) Units or (ii) the economic right to receive distributions (in whole or in part) made pursuant to this Agreement on account of Units shall relieve the assignor from any of its obligations under this Agreement which accrued prior to such Transfer.

4.4           Indemnity by Member for an Invalid Transfer.

In the event that any Member purports to make or otherwise effect any Transfer of, or suffer an Encumbrance with respect to, its (i) Units or (ii) economic right to receive distributions (in whole or in part) pursuant to this Agreement on account of its Units, other than in accordance with this Article IV, then such Member shall indemnify and hold harmless the Company and the other Members from and against any and all liabilities or damages arising or resulting from such act (including reasonable attorneys’ fees and disbursements) as and when such liabilities or damages are determined.

4.5           Special Provisions Regarding the Series A Preferred Units.

Notwithstanding the provisions of this Article IV to the contrary:

(i)           On the date that the aggregate amount of distributions under Section 8.1(a)(2) are equal to the aggregate Capital Contributions made by the Series A Preferred Member, then without any further action by any Member, the Series A Preferred Units shall be transferred to the Common Member;

(ii)          Prior to the date that the aggregate amount of distributions under Section 8.1(a)(2) are equal to the aggregate Capital Contributions made by the Series A Preferred Member, then the Series A Preferred Member may Transfer all of the Series A Preferred Units upon prior notice to the Common Member of at least 10 days and provided that the Transfer otherwise complies with Section 4.2.

V.            ACCOUNTING PROVISIONS

5.1           Reference to Schedule B.

The terms and conditions of Schedule B annexed hereto (regarding accounting provisions applicable to the Company) are incorporated herein by reference as if fully set forth herein.

VI.           Admission of New Members

6.1           New Members

(a)           Each Person who is not a Member which is issued one or more Units shall be admitted as a Member at the time provided and in compliance with the terms and conditions established by the Managers pursuant to Article VII and in accordance with Section 6.1(b).

(b)           The Managers may, at any time, cause the Company to admit one or more new Members, subject to the condition that each such Person shall: (i) execute an appropriate supplement to this Agreement pursuant to which such Person agrees to be bound by the terms and provisions hereof, (ii) shall pay in full the Capital Contribution of such amount as the Managers may require, and (iii) satisfy any other conditions precedent to the admission of such Person as such Member set forth in this Agreement, including the conditions established by the Managers pursuant to Article VII.

(c)           The name and address of each new Member admitted to the Company under this Section 6.1 shall be reflected on the Schedule of Members as of the effective date of such Person’s admission. Admission of a new Member shall not be a cause for dissolution of the Company.

VII.          Issuance of Units

7.1           Authority to Issue New or Additional Units.

Subject to the provisions of this Article VII, the Managers may at any time, and from time to time, cause the Company to issue one or more Units including any new or additional series or class of Units, in each case, to any Person on such terms and conditions as the Managers deems appropriate (including, without limitation, payment of a Capital Contribution, vesting and redemption rights). Any issuance of such Units must cause the dilution of the Units held by each Member prior to such issuance on a pro-rata basis based upon the number of Units held by such Member immediately prior to such issuance. Without limiting the generality of the foregoing, it is intended that the authority vested in the Managers under this Article VII is similar to the authority of the Board of Directors of a Delaware corporation that has “blank check” preferred stock authorized in the certificate of incorporation of such corporation.

VIII.        DISTRIBUTIONS; ALLOCATIONS

8.1           Distributions of Net Cash Flow.

(a)           Except as otherwise provided in Section 8.1(a), Net Cash Flow shall be distributed to the Members, as follows:

(1)          First, to the Series A Preferred Member, an amount equal to the Series A Preferred Return then accrued and payable to the Series A Preferred Member;

(2)          Then, to the Series A Preferred Member, an amount equal to their Unreturned Capital); and

(3)          Then, to the Common Member.

8.2           Tax Withholding.

The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any foreign, federal, state or local government any amount required to be withheld pursuant to the Code or any provisions of any other foreign, federal, state or local law and shall allocate such amounts to the Members with respect to whom such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of foreign, state or local tax law with respect to any payment, distribution or allocation to the Company or to the Members shall be treated as amounts distributed to the Members pursuant to this Agreement for all purposes under this Agreement. If the amount required to be withheld with respect to a Member exceeds the amount which otherwise would have been distributed to such Member, such Member shall pay to the Company the amount of such excess within five (5) Business Days after the giving of written demand therefor by the other Member(s). If such Member (herein called a “Delinquent Member”) shall fail to pay such excess within said five (5)-Business Day period, then (i) interest shall accrue thereon at or equal to the lesser of (A) fifteen percent (15%) per annum or (B) the maximum rate permitted by applicable law; (ii) such excess amount together with interest accrued thereon as aforesaid shall be a lien upon the Units of the Delinquent Member in favor of the Company and may be recovered from the first distributions to which the Delinquent Member would otherwise have been entitled from the Company until such excess amount is fully repaid together with interest thereon as aforesaid; and (iii) the Company, in addition to and without limiting any of its other rights and remedies, may institute an action against the Delinquent Member for collection of such excess amount and interest; in any such action, the Company shall be entitled to recover, in addition to such excess amount and interest, all attorneys’ fees, disbursements and court costs incurred by the Company in connection with its efforts to collect the amounts due from such Delinquent Member. In addition, such Delinquent Member shall indemnify and hold harmless the Company and each of the other Members and the employees of the Company from all liabilities, losses, costs and expenses, including penalties imposed by the Internal Revenue Service or any foreign, state or local taxing authority, for failure to remit the required amount of taxes to the appropriate Governmental Authority.

8.3           No Return of Distributions.

No Member shall have any obligation to refund to the Company any amount distributed to such Member pursuant to this Agreement, subject, however, to the rights of any third-party creditor under applicable law.

8.4           No Right to Distributions in Kind.

No Member shall have the right to require the Company to make a distribution to it in any form other than cash.

8.5           Restrictions on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member’s Units if such distribution would violate Section 607 of the Act or other applicable law. In addition, except as specifically determined by the Board of Directors, the Company shall not make a distribution to any Member if such distribution would be prohibited by the terms of, or would cause any obligation of the Company to become due prior to the final maturity date of, or would cause the net worth or assets of the Company to be less than the minimum amount (or less in relation to another amount than the minimum ratio of such amounts) required to be maintained by the Company under, or otherwise would conflict with, any agreement or other instrument to which the Company is a party or by which it is bound which relates to indebtedness. In connection with the entry by the Company into any agreement or other instrument which relates to indebtedness, the Company shall use its reasonable best efforts to permit, under such agreement or instrument, the distribution of amounts that will enable the Members to satisfy their respective tax liabilities arising from time to time on account of their ownership of Units.

8.6           Reference to Schedule C.

The terms and conditions of Schedule C annexed hereto (regarding certain federal tax matters applicable to the Company including the allocations of Net Profits and Net Losses) are incorporated herein by reference as if fully set forth herein.

IX.          LIQUIDATION; TERMINATION OF THE COMPANY

9.1           Termination of the Company.

(a)           The Company shall be dissolved in the event of the occurrence of any of the events set forth below. The Managers shall promptly cause each Member to be notified of the occurrence of any event covered by clauses (i) through (iv) of this Section 9.1(a).

(i)           the written consent to a dissolution by the Managers;

(ii)          the sale or redemption or other disposition of all of the Company’s interest in the Roseville Parcel;

(iii)         the entry of a final and non-appealable decree of judicial dissolution of the Company by a court of competent jurisdiction; or

(iv)         by the Series A Preferred Member, without the need to obtain the consent of the Common Member or the Manager designated by the Common Member if distributions under Section 8.1(a)(2) on or prior to the Series A Preferred Payment Date are not equal to the aggregate Capital Contributions made by the Series A Preferred Member;

(v)          by the Common Member if: (1) the distributions under Section 8.1(a)(2) that have been made are at least equal to the aggregate Capital Contributions made by the Series A Preferred Member; or (2) if the net cash proceeds from the liquidation of the Company are sufficient so that the distributions under Section 8.1(a)(2) and Section 9.4(ii) to the Series A Preferred Member are at least equal to the aggregate Capital Contributions made by the Series A Preferred Member and such net cash proceeds are actually paid to the Series A Preferred Member.

(vi)         any other event requiring the dissolution of the Company pursuant to Law.

(b)           Except to the extent provided in Section 9.1(a), no Member shall seek a dissolution of the Company (whether under Section 802 of the Act or otherwise).

9.2           Liquidation; Winding-Up.

(a)           If the Company is dissolved pursuant to Section 9.1(a), the Company shall be liquidated and wound up in accordance with this Article IX. The liquidation and winding-up shall be conducted and supervised by the Managers or as designated by the Managers (the “Liquidator”); provided, that in the event that the Company is liquidated because of an event under Section 9.1(a)(iv) or for any other reason on the date of such liquidation the aggregate amount of distributions under Section 8.1(a)(2) on or prior to the Series A Preferred Payment Date are not equal to the aggregate Capital Contributions made by the Series A Preferred Member, then only the Series A Preferred Member shall have the right to appoint the Liquidator, who may be an Affiliate or Related Person of the Series A Preferred Member.

(b)           Subject to the provisions of Section 9.2(c), the Liquidator shall cause the assets, properties and business of the Company to be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if the Liquidator determines not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in Section 9.4; provided, however, that the Fair Market Value of such properties and assets shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof. Nothing contained in this Article IX is intended to cause any distribution of non-cash assets of the Company to be treated as a sale for value. If non-cash assets are to be distributed to the Members and the Liquidator shall determine that it is not practicable to distribute to each Member an undivided aliquot share of such non-cash assets, the Liquidator may allocate and distribute specific assets to one or more Members as tenants-in-common or in such manner as the Liquidator deems to be fair and equitable taking into consideration, among other things, the Company’s basis for tax purposes of each such non-cash asset.

(c)           Notwithstanding the provisions of Section 9.2(b), in the event that the Company is subject to liquidation because of Section 9.1(a)(iv) or for any other reason on the date of the liquidation of the Company the aggregate amount of distributions under Section 8.1(a)(2) on or prior to the Series A Preferred Payment Date are not equal to the aggregate Capital Contributions made by the Series A Preferred Member, then the Roseville Parcel shall be sold as directed by the Liquidator and the Common Member shall not have any right with respect to such sale other than to require that the sale is brokered by a Person that is a licensed real estate broker with national prominence who is selected by the Liquidator and subject to the consent of the Common Member, which consent shall not be unreasonably withheld, delayed or conditioned, and that such sale is in a commercially reasonable manner.

9.3           Statements on Termination.

Each Member shall be furnished with a statement prepared by the Company’s independent certified accountants setting forth the assets and liabilities of the Company as of the date of liquidation.

9.4           Priority on Liquidation.

Any proceeds realized from the liquidation of the assets of the Company and all other properties and assets of the Company not sold, as provided in Section 9.2, shall be applied and distributed in the following order of priority (and ratably within each level of priority):

(i)           First, to the (A) creditors of the Company (including any creditor of the Company that is a Member) (whether by payment or the making of reasonable provision for payment thereof) and (B) expenses of liquidation; and

(ii)          Second, to the Members in accordance with Section 8.1 (and subject to the withholding requirements under applicable law). In the event the distribution pursuant to this Section 9.4 consists of both cash (or cash equivalents) and non-cash assets, the cash (or cash equivalents) shall first be distributed, in a descending order, to fully satisfy each category starting with the most preferred category above (i.e., clause (i) of this Section 9.4.).

9.5           Reserves.

In connection with the liquidation and winding-up of the Company in accordance with this Article IX, the Liquidator shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations of the Company, which reserves may be paid over to an escrow agent selected by the Liquidator to be held by such escrow agent for the purpose of (i) paying out such reserves in payment of the aforementioned contingencies and (ii) upon the expiration of such period as the Liquidator may deem advisable, making a distribution of the balance thereof to the Members in accordance with clauses (i) and (ii) of Section 9.4.

9.6           Survival of Liabilities and Obligations.

The dissolution or winding-up of the Company for any reason shall not release any Member from any liability or obligation which at the time of such dissolution or winding up already had accrued to any other Member or which thereafter may accrue in respect of any act or omission prior to such dissolution or winding-up; provided, that in the event that there is a liquidation because of Section 9.1(a)(iv) or for any other reason on the date of the liquidation of the Company the aggregate amount of distributions under Section 8.1(a)(2) on or prior to the Series A Preferred Payment Date are not equal to the aggregate Capital Contributions made by the Series A Preferred Member, then the Series A Preferred Member and the Manager appointed by such Member shall each be fully released from any and all obligations under this Agreement other than a willful breach under Section 9.2(c).

9.7           Sale of Non-Cash Assets.

In the event that the Liquidator shall sell any of the Company’s non-cash assets in connection with liquidation and winding-up of the Company in accordance with this Article IX, each Member and its Affiliates shall have the right to bid for and purchase such non-cash assets offered for sale.

9.8           Mergers; Other Business Combinations.

In the event of a merger, consolidation, amalgamation, recapitalization, reorganization or any other business combination of the Company with and into another entity (the “Surviving Entity”) which results in the extinguishment of the separate existence of the Company, the proceeds from such transaction shall be shared by the Members in the same manner as if the assets of the Company had been sold and the proceeds were distributed in liquidation pursuant to Section 9.4, provided that no obligation of the Company owing to a creditor shall be required to be discharged if such obligations shall have been assumed by the Surviving Entity and such obligation is not required by its express terms to be repaid upon the occurrence of such transaction.

9.9           Certificate of Cancellation.

When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets of the Company have been distributed to the Members, a certificate of dissolution for the Company shall be executed and filed in accordance with the Act.

X.            INDEMNIFICATION

10.1         Exculpation.

(a)           Notwithstanding anything to the contrary contained in this Agreement, whether express or implied, or obligation or duty at law or in equity, to the fullest extent not prohibited by applicable law, none of the Managers, any person acting as the designee of the Managers, any Member, or any of their respective Affiliates, or, to the extent applicable, any of such Person’s employees, shareholders, partners, members, beneficiaries, trustees, directors, officers, agents or representatives (such Persons together with Managers, the Members and their respective Affiliates being hereinafter, collectively, referred to as the “Related Parties” and each, individually as a “Related Party”) shall be liable to the Company or any other Person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Related Party and in the reasonable belief that such act or omission is (i) within the scope of authority granted to such Related Party; (ii) is in or is not contrary to the best interests of the Company; and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful; provided, in the case of all of (i), (ii) and (iii), that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence. In furtherance, and not in limitation of, the foregoing, notwithstanding any other provision of this Agreement to the contrary, any obligation or duty of care, including any fiduciary duty, other than the obligation to act in good faith in contract and the duty of loyalty, is eliminated to the fullest extent not prohibited by applicable law.

(b)           A Related Party shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Related Party reasonably believes are within such other Person’s professional or expert competence and who has been selected by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(c)           There shall be, and each Related Party shall be entitled to, a presumption that such Related Party acted in good faith. The termination of any proceeding by settlement shall not be deemed evidence that a Related Party (i) acted in a manner which did not constitute good faith or that constituted gross negligence or willful misconduct or (ii) had reason to believe that its conduct was unlawful.

10.2         Claims.

Except as otherwise provided in this Article X, the Company, or its receiver or trustee, shall pay all judgments liabilities, losses and claims asserted by any Person (a “Claimant”) against a Related Party, and shall indemnify and hold harmless, each Related Party from and against, any liability or damage to a Claimant, incurred by reason of any act performed or omitted to be performed by such Related Party in connection with the Business, including reasonable attorneys’ fees and disbursements incurred by such Related Party in connection with the defense of any action based on any such act or omission; provided, however, that the foregoing indemnification and hold harmless rights shall not be available with respect to any claim or other matter (i) in which the Claimant is a Related Party or (ii) resulting from the fraudulent conduct, willful misconduct, bad faith or gross negligence of the Related Party (or any of its Affiliates) seeking the benefit of such indemnification and hold harmless rights. If a claim for indemnification (other than for expenses incurred in a successful defense) is asserted against the Company by any Related Party and the Managers is uncertain whether such indemnification is permitted by law, then the Company (at its cost and expense) shall, unless, in the opinion of its counsel, the matter has been settled by controlling precedent in favor of such indemnification, submit to a court of competent jurisdiction the question of whether such indemnification by the Company is not against public policy, which final adjudication shall be binding on all parties.

10.3         Procedure.

Upon a Related Party’s discovery of any claim by a Claimant which, if sustained, would be subject to the indemnification and hold harmless rights under Section 10.2, the Related Party shall give prompt notice to the Managers of such claim; provided, however, that the failure of the Related Party to so promptly notify the Managers of such claim shall not relieve the Company of any indemnification obligation under this Agreement. Unless the Related Party shall, in its sole discretion, agree to assume and control, at the cost and expense of the Company, the defense of any action for which indemnification may be sought, the Company shall assume and control such defense, in which event, the Related Party shall have the right to retain its own counsel. If the Company shall fail or refuse to undertake the defense within fifteen (15) days after receiving notice that a claim has been made, the Related Party shall have the right (but not the obligation) to assume the defense of such claim in such manner as it deems appropriate until the Company shall, with the consent of the Related Party, assume control of such defense, and the Company shall indemnify and otherwise hold harmless the Related Party from and against the costs and expenses of such defense up until the time the Company duly assumes such defense. The party handling the defense of an action shall keep the Company or the Related Party, as the case may be, fully informed at all times of the status of the claim. Neither the Company nor the Related Party, when handling the defense of a claim shall settle such claim without the consent of the other party (which consent shall not be unreasonably withheld or delayed) unless such settlement shall: (i) impose no additional liability or obligation upon such party (or any of its Affiliates) whose consent would otherwise be required; (ii) not include any admission of wrong doing or fault by the non-consenting party; and (iii) where the Company is handling the defense and settlement of the claim, provide the Related Party and its Affiliates with a general release with respect to the subject claim.

10.4         Expenses.

In any matter with respect to which a Related Party may be entitled to indemnification from the Company pursuant to this Article X, the Company shall, to the extent not prohibited by applicable law, advance to the Related Party, pending the final disposition of such matter, all costs and expenses which the Related Party may incur in such matter, including all attorneys’ fees and disbursements, court costs and the fees and disbursements of accountants, other experts and consultants, provided that the Company has received an undertaking by or on behalf of such Related Party to repay such advance if it shall be determined that such Related Party is not entitled to indemnification under this Article X.

10.5         Insurance.

The Company may purchase and maintain insurance, to the extent and in such amounts as Managers shall determine, on behalf of the Related Parties and such other Persons as the Managers shall determine against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the Business, regardless of whether the Company would have the power to indemnify such Person against such liability under the terms and conditions of this Agreement. The Company may enter into indemnity contracts with Related Parties and adopt written procedures pursuant to which arrangements are made for the advancement of costs and expenses and the funding of obligations under Section 10.4 and such other procedures regarding indemnification and hold harmless rights as are appropriate.

10.6         Limitations on Indemnification.

Except as otherwise provided in Section 10.4, under no circumstances shall any Related Party be personally liable in respect of any indemnification obligation set forth in this Article X.

10.7         Non-Exclusive Provision.

The indemnification and hold harmless rights set forth in this Article X shall not be deemed exclusive of any other indemnification and hold harmless rights to which a Related Party seeking indemnification hereunder may be entitled under any agreement or otherwise. The indemnification and hold harmless rights, and rights to reimbursement or advancement of costs and expenses provided by, or granted pursuant to, this Article X shall continue as to any Person who has ceased to be a Member and shall inure to the benefit of the successors and permitted assigns of such Person.

10.8         Future Laws.

To the extent future enactments or judicial decisions permit an expansion of the rights of indemnification afforded to the Related Parties by the Company, then it is the Members’ express intention and agreement that this Article X immediately and automatically be deemed to be amended so as to permit and authorize the indemnification of the Related Parties by the Company to the maximum extent permitted by law.

10.9         Survival.

This Article X shall survive the termination of this Agreement and dissolution of the Company.

XI.           Representations and warranties

11.1         Reference to Schedule D.

The representations and warranties of Members set forth on Schedule D annexed hereto are incorporated herein by reference as if fully set forth herein and shall survive the execution and delivery of this Agreement.

11.2         Indemnity for Misrepresentation.

Without limiting any other rights or remedies of the Company, the Managers or its Members arising from any other provision contained in this Agreement, each Member agrees to indemnify and hold harmless the Company, the Company’s members, heirs, successors and assigns, and all persons, firms and corporations, that may now claim, or at any future time claim, under any of them (collectively, the “Indemnitee”) from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies, and agrees to reimburse the Indemnitee for all out-of-pocket expenses (including the reasonable fees and expenses of experts, legal counsel and litigation support professionals), in each case promptly as incurred by them to the extent arising out of or in connection with any misrepresentation, omission of fact or breach of any of the Member’s representations, warranties or covenants contained in this Agreement. The Company may deduct and set-off all amounts owed to the Company by the Member under the Agreement or otherwise.

XII.         MISCELLANEOUS PROVISIONS

12.1         Notices.

All notices, requests, claims, consents, demands and other communications (collectively, “Notice”) given by one party to one or more of the other parties must be in writing and shall be deemed given (i) on the date of delivery, if transmitted by a recognized international courier service, by e-mail with actual receipt acknowledged, or by facsimile to the applicable facsimile number set forth below (provided that a copy of such facsimile is also sent to the recipient at the same time by any other means permitted hereunder), so as to be received between 8:00 AM and 5:00 PM, Monday through Friday (New York City time), or (ii) on the date of receipt, if mailed to the party to whom Notice is to be given by certified mail, postage prepaid, return receipt requested (hereinafter, “r.r.r.”) and properly addressed to the addresses set forth below, or to such other addresses as may be set forth in a Notice of change of address transmitted in the manner set forth above. Notwithstanding the foregoing, any Notice sent to the Company, other than by means of e-mail, shall be further sent concurrently via e-mail in the manner set forth above.

If to the Company:

c/o the Common Member

with a copy (which shall not constitute Notice to the Company) which shall be, in all cases, effected by means of e-mail and such other means of delivery, if any, elected by the sender to:

If to any Member, to such Member as set forth on the Schedule of Members (as the same may be amended from time to time), provided that any Notice sent to Managers, other than by means of e-mail, shall be further sent concurrently via e-mail in the manner set forth above.

12.2         Fees and Expenses.

Each of the parties hereto shall pay its own fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other agreement or document contemplated hereby or thereby.

12.3         No Waiver.

No provision of this Agreement shall be deemed to have been waived by any party unless such waiver is in writing and signed by the party against whom such waiver is asserted. Any such waiver shall be effective only for the specific purpose and in the specific instance in which given. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder, or of the failure of any party to perform hereunder, or of any breach of this Agreement by any party, be deemed to constitute a waiver of any other right hereunder or of any other failure to perform or breach hereof by such party, whether of a similar or dissimilar nature.

12.4         Severability.

Each term or condition of this Agreement shall be considered severable. If for any reason any term or condition that is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid, unenforceable or contrary to existing or future applicable law, such invalidity, unenforceability or illegality shall not impair the operation of or otherwise affect those terms or conditions of this Agreement that are valid, enforceable and legal. In that case, this Agreement shall be construed so as to limit any term or condition in such manner as to make it valid, enforceable and legal within the requirements of applicable law. If such term or condition cannot be so limited, this Agreement shall be construed to omit such invalid, unenforceable or illegal term or condition.

12.5         Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the provisions of the Act, which are necessarily applicable to this Agreement and shall otherwise be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles of conflicts of law.

12.6         Jurisdiction.

The parties hereby irrevocably acknowledge and agree that any legal action, suit, proceeding or counterclaim arising out of, or in connection with, this Agreement or the transactions contemplated hereby, or disputes relating thereto (whether for breach of contract, tortious conduct or otherwise) shall, except to the extent required under the Act, be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, in the State courts of New York located in New York County. The parties hereby irrevocably accept and submit to the exclusive jurisdiction and venue of such courts (and the Court of Chancery in the State of Delaware) in personam, with respect to any such action, suit, proceeding or counterclaim, and waive any claim that such forum is inconvenient or any similar claim.

12.7         Service of Process.

Each party hereby acknowledges and agrees that service of any process, summons, notice or document by U.S. certified mail r.r.r. to such party’s address as set forth in Section 12.1 shall be effective service of process for any action, suit, proceeding or counterclaim in New York with respect to any matters for which such party has submitted to jurisdiction pursuant to Section 12.6.

12.8         WAIVER OF JURY TRIAL.

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT RESPECTING THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (A) CERTIFIES THAT NO SPOKESMAN, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

12.9         Specific Performance.

Each party hereby acknowledges and agrees that its remedies at law for breach or threatened breach of any of the terms or conditions of this Agreement would be inadequate. Each party further acknowledges and agrees that, in the event of a breach or threatened breach by either party of any of the terms or conditions of this Agreement, in addition to any remedies at law, the other party, without posting any bond or other security, and without submission of proof of actual damages, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy then available.

12.10       Remedies.

Except as otherwise expressly provided for herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy. Each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement now or hereafter existing at law or in equity.

12.11       No Right to Partition.

The Members hereby specifically renounce, waive and forfeit all rights, whether arising under contract, statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any interest which is considered to be Company property, regardless of the manner in which title to such asset or interest may be held.

12.12       Third Party Beneficiaries.

Except as may otherwise be specifically agreed in writing by all of the Members, the terms and conditions of this Agreement are not intended to be for the benefit of any creditor or other Person (other than the Related Parties under Article X) to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the Company or any Related Party; and no such creditor or other Person shall obtain any benefit from such provisions or shall, by reason of any such foregoing provision, have any claim in respect of any debt, liability or obligation against the Company or any Related Party.

12.13       Headings and Captions.

All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.

12.14       Certain Rules of Interpretation.

For purposes of this Agreement, whenever the words “include,” “includes,” or “including” are used, they shall be deemed to be followed by the words “without limitation.” Whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine or the neuter, and vice versa. The term “party” shall include “parties,” “both” shall include “all,” and “between” shall include “among,” where appropriate. All references to a “Section,” “Article” or “Schedule” shall mean Section of, Article of or Schedule annexed to this Agreement, unless the context otherwise requires.

12.15       Counterparts; Signatures.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. This Agreement, following its execution, may be delivered via telecopier machine or other form of electronic delivery by the parties, which shall constitute delivery of an execution original for all purposes.

12.16       Computation of Time.

If any period provided for in this Agreement shall end on a date that is not a Business Day, the applicable period shall be extended to the first Business Day following such date.

12.17       Amendments.

(a)           Except as provided in this Section 12.17, this Agreement may only be amended, modified or otherwise supplemented by both (i) the approval of the Managers and (ii) Members holding more than fifty percent (50%) of the Series A Percentage Interests; provided, however, that this Agreement may not be amended so as to disproportionately, adversely affect any Member in any’ material respect, without the consent of each Member to be so adversely affected by the amendment. In addition, the Certificate may be amended by the Managers to reflect any change of the registered agent or registered office of the Company without the approval of any Member.

(b)           In addition to the foregoing, the Managers are authorized to enter into one or more side agreements with any Series A Preferred Member, in order to implement or document the exercise of the Managers’ discretionary authority under any provision of this Agreement to modify the terms of this Agreement with respect to such affected Series A Preferred Member.

(c)           Notwithstanding the foregoing provisions of this Section 12.17, the Manager shall have the power and authority to amend this Agreement to the extent deemed appropriate by the Managers to reflect: (i) the terms and conditions of any new or additional Units issued by the Company in accordance with Article VII, including any amendment that is adverse to the then rights and preferences of any Member; or (ii) any changes in the Members as reflected by the Schedule of Members; or (iii) any amendment so that the provisions of this Agreement comply with the requirements of the Code.

12.18       Entire Agreement.

This Agreement (including the Schedules annexed hereto) set forth the entire agreement of the parties with respect to the subject matter hereof. There are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning this Agreement. All prior and contemporaneous oral and written communications and negotiations shall be deemed merged in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery of this Agreement as of the date first written above.

COMPANY
Gadsden Roseville, LLC

By:	/s/ John Hartman
Name: John Hartman
Title: CEO

SERIES A PREFERRED MEMBER

FC Global Realty Incorporated

By:	/s/ Michael Stewart
Name: Michael Stewart
Title: CEO

COMMON MEMBER

Gadsden Realty Investments I, LLC

By:	/s/ John Hartman
Name: John Hartman
Title: CEO

Schedule of Members

Common Member:

Gadsden Realty Investments I, LLC

1,000 Common Units

Series A Preferred Member:

FC Global Realty Incorporated

1,000 Series A Preferred Units

SCHEDULE A

Certain Definitions

The following terms shall have the meanings set forth below:

“Act” shall have the meaning set forth in the first recital of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Limited Liability Company Agreement of the Company.

“Business” shall have the meaning set forth in Section 1.3.

“Business Day” means any day other than a Saturday, Sunday or a day when banks in New York are authorized or required by law to be closed.

“Certificate” shall have the meaning set forth in Section 1.2.

“Claimant” shall have the meaning set forth in Section 10.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Member” shall mean each Person that holds a Common Unit and has been admitted as a member in the Company, including the initial common member set forth in the preamble to this Agreement.

“Common Units” shall have the meaning set forth in Section 2.1.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Contract” means any contract, arrangement or understanding, whether oral or written.

“Delinquent Member” shall have the meaning set forth in Section 8.2.

“Disposition” means any sale, assignment, transfer, license or other disposition of any asset or other property right.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Encumbrance” means, with respect to the Units of any Member, any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntary or involuntary (including by operation of law).

“Equity Security” means any limited liability company membership interest, stock or similar security, certificate of interest or participation in any revenue or profit sharing agreement, pre-organization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; or any security convertible, with or without consideration into such a security or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling from or selling such a security to another without being bound to do so, and in any event includes any security having the attendant right to vote for directors or similar representatives.

“Family Group Member” means (i) any individual that controls such Member on the date of its admission as a Member to the Company (ii) the parents grandparents, brothers, sisters, spouse and descendants (whether natural or adopted) of any Member who is an individual or a person described in clause (i) above; (iii) any spouse or descendant of any person described in clauses (i) and (ii) above; (iv) any trust created solely for the benefit of any person described in clauses (i) through (iii) above and any beneficiary of any trust that is a Member; (v) any executor or administrator for any of the persons described in clauses (i) through (iv) above; (vi) any company solely of persons described in clauses (i) through (v) above; and (vii) any corporate foundation created by any of the persons described in clauses (i) through (v) above for charitable purposes.

“Governmental Authority” means any foreign, federal, state or local government or entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof including any tax or regulatory authority, which has control over the Business or the location of the Business.

“Joinder Agreement” shall have the meaning set forth in Section 4.2(d).

“Liquidator” shall have the meaning set forth in Section 9.2(a).

“Managers” shall have the meaning set forth in the Section 3.1(a).

“Member” shall have the meaning set forth in the preamble to this Agreement.

“Net Cash Flow” means all cash receipts, including those resulting from the sale of all or substantially all of the assets of the Company from whatever source derived after deducting therefrom all amounts required to (i) pay all of the Company’s costs and expenses, inclusive of all legal, accounting and other advisory costs of expenses incurred in connection with the Business; and (ii) fund any Reserve Account.

“Notice” shall have the meaning set forth in Section 12.1.

“Percentage Interest” means, as to any Member, the percentage that the Units of such Member constitute of the total outstanding Units of all Members, as set forth on the Schedule of Members (as the same may be amended from time to time).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, estate, trust, joint venture, syndicate, unincorporated organization, any government or any department, agency or political subdivision thereof, or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Regulations” means the income tax regulations promulgated from time to time by the U.S. Department of the Treasury.

“Related Parties” shall have the meaning set forth in Section 10.1(a).

“Reserve Account” means an account of the Company, established for the working capital, capital expenditure, maintenance and other operational needs of the Company into which a percentage, as determined by the Managers from time to time, of the Company’s cash receipts from whatever source derived shall be deposited.

“r.r.r.” shall have the meaning set forth in Section 12.1.

“Securities Act” means the United States Securities Act of 1933 and applicable rules and regulations thereunder. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Series A Percentage Interests” shall mean with respect to each Series A Preferred Member, the amount, expressed as a percentage, equal to such Series A Preferred Member’s Units divided by the number of all Series A Preferred Units issued and outstanding.

“Series A Preferred Member” shall mean each Person that holds a Common Unit and has been admitted as a member in the Company, including the initial common member set forth in the preamble to this Agreement.

“Series A Preferred Return” shall mean an amount equal to a return that accrued on the capital contributions of the Series A Preferred Member at 15%, per annum compounded annually; provided, however, that if the Series A Member has not has not received distributions under Section 8.1(a)(2) that is equal to the aggregate Capital Contributions of the Series A Preferred Member on the Series A Preferred Payment Date, then from and after the Series A Preferred Payment Date, the Series A Preferred Return shall accrue on the capital contributions of the Series A Preferred Member at 25% per annum compounded annually.

“Series A Preferred Payment Date” shall be the date that is 120 days after the Effective Date, or if such date is not a business day, then the immediately following business day.

“Series A Preferred Units” shall have the meaning set forth in Section 2.1(a).

“Surviving Entity” shall have the meaning set forth in Section 9.8.

“Transfer” means any direct (but not any indirect) sale, assignment, transfer, distribution or similar disposition of all or any portion of a Unit.

“Unreturned Capital” shall mean, with respect to each Series A Preferred Member, an amount equal to such Series A Preferred Member’s aggregate Capital Contributions, made to the Company less the aggregate distributions made to each such Member pursuant to Section 8.1(1) hereof.

SCHEDULE B

Accounting Provisions

1.             Fiscal Year. Unless and until otherwise determined by the Managers, except as otherwise set forth herein, the fiscal year (the “Fiscal Year”) of the Company shall commence on January 1st and end on December 31st of the same calendar year.

2.             Books of Account. The Company shall maintain its books and records and shall determine all items of income, gain, loss and deduction and distributions in accordance with generally accepted accounting principles, consistently applied. The Company shall also keep all other records necessary or convenient to record the Company’s business and affairs and sufficient to record the determination and allocation of all profits, losses, distributions and other amounts as may be provided for herein.

3.             Reports. The Company shall provide to the Members a copy of the financial statements prepared by the Company or which the Company is consolidated and combined such as Gadsden Growth Properties, Inc. The Company shall provide to each Member a report setting forth in sufficient detail all such information and data with respect to the business transactions effected by or involving the Company during such Fiscal Year as is reasonably requested by each Member to prepare all his, her or its tax returns with respect to such Member’s investment in the Company in accordance with all relevant laws, rules and regulations then prevailing.

4.             Tax Elections. Elections required or permitted to be made by the Company under the Code shall be made by the Managers.

5.             Tax Audits.

(a)           The Managers shall serve as the tax matters partner for the Company (the “Tax Matters Member”). Each Member by its execution of this Agreement consents to Managers serving as the Tax Matters Member and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. To the extent and in the manner provided by applicable law and regulations, the Tax Matters Member shall furnish the name, address, profits interest and taxpayer identification number of each Member to the Secretary of the Treasury or his delegate (the “Treasury Secretary”). The Tax Matters Member shall keep the Members informed of the administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (each such administrative proceeding referred to hereinafter as a “tax audit” and each such judicial proceeding referred to hereinafter as “judicial review”).

(b)           Subject to Section 5(d) of this Schedule B and the delivery of reasonable advance written notice to the other Member(s), the Tax Matters Member is hereby authorized, but not required:

(i)          to enter into any settlement agreement with the Internal Revenue Service or the Treasury Secretary with respect to any tax audit or judicial review, in which settlement agreement the Tax Matters Member may expressly state that such agreement shall bind the Members, except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and Regulations thereunder) files a statement with the Treasury Secretary providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on the behalf of such Member;

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(ii)         in the event that a notice of a final partnership administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims;

(iii)        to intervene in any action brought by any Member for judicial review of a final adjustment;

(iv)        to file a request for an administrative adjustment with the Treasury Secretary at any time and, if any part of such request is not allowed by the Treasury Secretary, to file a petition for judicial review with respect to such request;

(v)         to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi)        to take any other action on behalf of the Members in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

(c)           The Company shall indemnify and reimburse the Tax Matters Member for all expenses, including legal and accounting fees, claims, liabilities, losses, and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions are made to Members or any discretionary reserves are set aside by the Managers. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Member and the provisions on limitations of liability and indemnification set forth herein shall be fully applicable to the Tax Matters Member in his capacity as such.

(d)           Anything herein to the contrary notwithstanding, the Tax Matters Member shall not make any decision binding on the Company or the other Members in any proceedings or negotiations with any taxing authority without the prior written consent of the other Members.

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SCHEDULE C

Tax Allocation Schedule

This Schedule C sets forth the rules governing the maintenance of the Capital Account required to be maintained for each Member under this Agreement and the rules governing the allocation of the Company’s items of Net Profit and Net Loss, other items of income, gain, loss, deduction and credit, and taxable income, gain, loss, deduction, and credit.

1.             Certain Definitions.

The following definitions shall be for all purposes applied to the terms used in this Schedule C:

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704 2(g)(1) and 1.704 2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704 1(b)(2)(ii)(d)(4), 1.704 1(b)(2)(ii)(d)(5) and 1.704 1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to this Schedule C.

“Agreed Value” means (i) in the case of any Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Company, reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property shall be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to this Schedule C and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained, with respect to each such Contributed Property or Adjusted Property, strictly in accordance with federal income tax accounting principles.

“Capital Account” has the meaning set forth in Section 2.

“Carrying Value” means (i) with respect to a Contributed Property, the 704(c) Value of such property, (ii) with respect to an Adjusted Property that was initially a Contributed Property, the 704(c) Value of such property adjusted (but not below zero) pursuant to provisions of this Schedule C including Section 2.D(2) and taking into account all Depreciation with respect to such Adjusted Property charged to the Members’ Capital Accounts, (iii) with respect to an Adjusted Property that was not initially a Contributed Property, the adjusted basis of such property for federal income tax purposes as adjusted (but not below zero) pursuant to provisions of this Schedule C including Section 2.D(2) and taking into account all Depreciation with respect to such Adjusted Property charged to the Members’ Capital Accounts and (iv) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with this Schedule C, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as otherwise provided in this Schedule C, or as deemed appropriate by the Managers.

“Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Regulations Section 1.704 2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704 2(d).

“Contributed Property” means each property or other asset contributed to the Company, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to this Schedule C, such property shall no longer constitute a Contributed Property for purposes of this Schedule C, but shall be deemed an Adjusted Property for such purposes.

“Depreciation” means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any other reasonable method selected by the Managers subject to other provisions of this Schedule C.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704 2(i)(3).

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as set forth in Regulations Section 1.704 2(b)(4).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deduction” as set forth in Regulations Section 1.704 2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704 2(i)(2).

“Net Profit” or “Net Loss” shall mean for each Fiscal Year the Company taxable income or taxable loss for such Fiscal Year, determined in accordance with this Schedule C.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Sections 5.B.(1) and 5.B.(2) of this Schedule C hereto if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704 2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704 2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752 1(a)(2).

“Partially Adjusted Capital Account” means, with respect to any Member for any Fiscal Year or other period, the Capital Account balance of such Member at the beginning of such period, adjusted as set forth in Section 2 of this Schedule C for all contributions and distributions during such period and all special allocations pursuant to Section 4 of this Schedule C with respect to such period, but before giving effect to any allocation with respect to such period pursuant to Section 3 of this Schedule C.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Sections 734, 743, and 754 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulations” means the federal income tax regulations issued by the U.S. Department of Treasury in their proposed, temporary and final forms, as amended from time to time.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.B.(1) or 5.B.(2) of this Schedule C to eliminate Book-Tax Disparities.

“704(c) Value” means with respect to any Contributed Property the fair market value of such property at the time of contribution as determined under this Agreement. Subject to this Schedule C, the Managers shall elect to use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to their fair market values.

“Target Capital Account” means, with respect to any Member for any Fiscal Year or other period, an amount (which may be either a positive or negative balance) equal to the difference between (i) the hypothetical distribution (if any) such Member would receive if all Company assets, including cash, were sold for cash equal to their Carrying Value (taking into account any adjustments to Carrying Value for such period), all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Carrying Value of the assets securing such liability), and the net proceeds to the Company of such sale (after satisfaction of said liabilities) were distributed in full pursuant to Section 8.1 and other applicable provisions, if any, of the Agreement on the last day of such period, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, determined as provided in Section 4 of this Schedule C immediately prior to such deemed sale.

“Unrealized Gain” means, with respect to any item of Company property as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under this Schedule C) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to this Schedule C for the applicable Fiscal Year or other period) as of such date.

“Unrealized Loss” means, with respect to any item of Company property as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to this Schedule C) as of such date, over (ii) the fair market value of such property (as determined under this Schedule C for the applicable Fiscal Year or other period) as of such date.

2.             Capital Accounts of the Members

A.            The Company shall maintain for each Member a separate “capital account” (“Capital Account”) in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of cash contributed or deemed contributed or the Agreed Value of all actual and deemed contributions of property made by such Member to the Company pursuant to this Agreement and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 2.B hereof and allocated to such Member pursuant to Section 3 or Section 4 hereof, and decreased by (x) the amount of cash distributed or deemed distributed or the Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 2.B hereof and allocated to such Member pursuant to Section 3 or Section 4 hereof.

B.            For purposes of computing the amount of Net Profit or Net Loss to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any item of income, gain, deduction or loss shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)           Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company, provided that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv) (m)(4).

(2)           The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)           Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(4)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year.

(5)           In the event the Carrying Value of any Company asset is adjusted pursuant to Section 2D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)           Any items specially allocated under Section 4 hereof shall not be taken into account.

C.            In the event of a sale or exchange of any Units, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Units in accordance with Regulations Section 1.704-1(b)(2)(iv)(1).

D.            (1)           Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 2D(2) hereof, the Carrying Values of all Company assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the times of the adjustments provided in Section 2D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 3 hereof.

(2)           Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Company by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) immediately prior to the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managers determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(3)           In accordance with Regulations Section 1.704- 1(b)(2)(iv)(e), the Carrying Value of Company assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the time any such asset is distributed.

(4)           In determining Unrealized Gain or Unrealized Loss for purposes of this Schedule C, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Managers using such reasonable method of valuation as it may adopt. The Managers shall allocate such aggregate fair market value among the assets of the Company in such manner as it determines in its reasonable discretion to arrive at a fair market value for individual properties.

E.            The provisions of this Agreement (including this Schedule C) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed in order to comply with such Regulations, the Managers may make such modification it deems appropriate, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to the Agreement upon the dissolution of the Company. The Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

3.             General Allocation Rules

A.           After giving effect to the special allocations set forth in Section 4 of this Schedule C, all Net Profit and Net Loss (and to the extent necessary, as set forth in clauses (1), (2) and (3) of this Section 3, items of gross income, gain, expense and loss) of the Company shall be allocated among the Members as follows:

(1)           If the Company has a Net Profit for any Fiscal Year (determined prior to giving effect to this clause (1)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account shall be allocated items of Company expense or loss for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of expense or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss shall be divided among such Members in proportion to such difference.

(2)           If the Company has a Net Loss for any Fiscal Year (determined prior to giving effect to this clause (2)), each Member whose Partially Adjusted Capital Account is less than its Target Capital Account shall be allocated items of Company gain or income for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among such Members in proportion to such difference.

(3)           Any remaining Net Profit or Net Loss (as computed after giving effect to clauses (1) and (2) of this Section 3) (and to the extent necessary to achieve the purposes hereof, items of income, gain, loss and deduction) shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for the period under consideration. To the extent possible, each Member shall be allocated a pro rata share of all Company items allocated pursuant to this clause (3).

4.             Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Schedule C, the following special allocations shall be made in the following order:

A.           Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 4.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith solely for purposes of this Section 4.A, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 3 of this Schedule C with respect to such Fiscal Year and without regard to any decrease in Partner Minimum Gain during such Fiscal Year.

B.           Partner Minimum Gain Chargeback. Notwithstanding any other provision of the Agreement or this Schedule C (except Section 4A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 4.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 4.B, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 3 of this Schedule C with respect to such Fiscal Year, other than allocations pursuant to Section 3A hereof.

C.           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 4.A and 4.B hereof with respect to such Fiscal Year, such Member has an Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 4.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D.           Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Fiscal Year), each such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

E.           Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with the respective Percentage Interest of such Members. If the Managers determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Managers is authorized, upon notice to the Members, to revise the prescribed ratio for such Fiscal Year to the numerically closest ratio which would satisfy such requirements.

F.           Partner Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

G.           Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

5.             Allocations for Tax Purposes

A.           Except as otherwise provided in this Section 5, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 3 and 4 of this Schedule C.

B.            In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Members as follows:

(1)           In the case of a Contributed Property,

(a)         such items attributable thereto shall be allocated among the Members consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 5.C of this Schedule C) and

(b)         any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner that its correlative item of “book” gain or loss is allocated pursuant to Sections 3 and 4 of this Schedule C.

(2)           In the case of an Adjusted Property, such items shall

(a)         first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 2 hereof;

(b)         second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5B(1) of this Schedule C; and

(c)         any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner that its correlative item of “book” gain or loss is allocated pursuant to Sections 3 and 4 of this Schedule C.

C.            To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit an entity that is treated as a partnership for federal income tax purposes to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the Company shall use the “traditional method” unless such time as the Managers elects another method available under Regulations Section 1.704-3.

D.            If any Unit is transferred during a Fiscal Year, allocations made in this Schedule C for such Fiscal Year shall be allocated, as much as possible, proportionately between the transferor and the transferee based on the number of days during such Fiscal Year for which each party was the owner of the Interest transferred subject to any adjustment at the reasonable discretion of the Managers.

SCHEDULE D

Representations and Warranties

Each Member hereby represents and warrants to the Company and to each of the other Members as follows:

1.             It has a preexisting personal or business relationship with the Company or one or more of the Members, or by reason of its business or financial experience, or by reason of the business or financial experience of its advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, it is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with its investment in the Company.

2.             THE MEMBER ACKNOWLEDGES THAT, INDEPENDENTLY AND WITHOUT RELIANCE UPON THE COMPANY OR ANY OTHER MEMBER, AND, INSTEAD, IN RELIANCE UPON ITS OWN REVIEW OF SUCH INFORMATION AS THE MEMBER HAS DEEMED APPROPRIATE, IT HAS MADE ITS OWN INDEPENDENT ANALYSIS AND DECISION TO ENTER INTO THIS AGREEMENT AND THE AGREEMENT AND ACQUIRE THE UNITS, AND THE MEMBER AGREES THAT, INDEPENDENTLY AND WITHOUT RELIANCE ON THE COMPANY, IT SHALL CONTINUE TO MAKE ITS OWN INDEPENDENT ANALYSIS AND DECISIONS IN CONNECTION WITH THE INTEREST AND IN TAKING OR IN REFRAINING FROM TAKING ANY ACTION UNDER THIS AGREEMENT.

3.             The Member is aware that there is no market for the Units, that it is unlikely that any such market will ever develop and that it may not be possible to liquidate the Member’s investment, and, in any event, that there are substantial restrictions on the transferability of the Units provided in the Agreement.

4.             The Member is aware that no federal or state agency has: (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the Units, or (iii) guaranteed or insured any investment in the Units or any investments made by the Company.

5.             The Member acknowledges and understands that since the Units issued to it have not been registered under the Securities Act or any applicable securities or “Blue Sky” law of any state or other jurisdiction, a Transfer of such Units may not be made unless such Transfer is registered under such laws or an exception from such registration is available. It further acknowledges and understands that any Transfer of its Units must comply with the applicable term and conditions of this Agreement regarding Transfers.

6.             It acknowledges and understands that the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations. It further acknowledges and understands that it is purchasing its Units on an “as-is, where-is” basis.

7.             If the Member is an entity other than an individual, it is validly existing and in good standing and has all requisite power to enter into this Agreement and to carry out the provisions hereof and thereof and has duly authorized the execution and delivery of this Agreement.

8.             The execution and delivery of this Agreement and the performance of the obligations hereunder and thereof do not violate any provision of law, any order, rule or regulation of any court or governmental agency.

9.             The Units are being acquired by the Members for their own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Units, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder.

10.           The Member has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Units.

11.           The Member has reviewed copies of such documents and other information as the undersigned has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Units.

12.           The Member understands and has the financial capability of assuming the economic risk of an investment in the Units for an indefinite period of time.

13.           This Agreement has been duly executed by the Member and constitutes the legal, valid and binding obligation of such Member, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies) and the execution, delivery and performance of this Agreement by such Member does not constitute a breach or default of any agreement, contract or instrument to which such Member is a party or any judgment, order or decree to which such Member is subject or, if the Member is an entity other than an individual, any charter or organizational document.

14.           The representations, warranties, and agreements of the Member contained herein shall survive the execution, delivery and termination of this Agreement and the acquisition of the Units.

Additional Representations and Warranties of the Common Member. The Common Member hereby represents and warrants to the Series A Preferred Member as follows:

1.             The Company has good and marketable title to the Roseville Parcel free and clear of all liens, mortgages and other encumbrances other than as described to the Series A Preferred Member in writing.

2.             The only asset and the only liabilities of the Company are with respect to the Roseville Parcel. The Common Member has provided the Series A Preferred Member with an accurate written description of the material liabilities of the Company.

3.             There are no pending or, to the knowledge of the Common Member, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Roseville Parcel or other matters affecting adversely the current use, occupancy, or value thereof.

4.             The legal description for the Roseville Parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

5.             There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Roseville Parcel except as disclosed to the Series A Member in writing.

6.             There are no outstanding options or rights of first refusal to purchase the Roseville Parcel, or any portion thereof or interest therein except as disclosed to the Series A Member in writing.

7.             The Roseville Parcel abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

8.             On the Effective Date, the sole members in the Company are the Common Member and the Series A Preferred Member.

9.             Immediately prior the Effective Date, the sole member in the Company was the Common Member.

10.           The limited liability company agreement of the Company as of the Effective Date is the Agreement and the Common Member and the Company do not have any agreements that supplement or modify or amend this Agreement as of the Effective Date.

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Exhibit I

Description of the Roseville Parcel

[Copy of Deed Attached]